Exhibit 99.1

VIRGIN MEDIA — SECOND QUARTER 2010 RESULTS

RECORD REVENUE GROWTH - STRONG OCF PERFORMANCE - £700M CAPITAL RETURN

London, England, July 28, 2010 — Virgin Media Inc. (NASDAQ: VMED; LSE: VMED) announces results for the quarter ended June 30, 2010(1).

Financial performance driven by strong revenue growth in all segments

•                              Total revenue up 7.1% to £964m; strongest revenue growth since merger over four years ago

•   Revenue growth in all areas, including improved performance in both Mobile and Business

•                              Third successive quarter of double-digit percentage OCF(2) growth, up 12.9% to £370m

•    Sale of VMtv completed on 12th July. VMtv treated as discontinued operations in Q2-10 and prior periods adjusted accordingly; OCF including VMtv(3) was £382m

•                              Operating income increased to £80m from £9m

•                              Free cash flow(4) up 37.3% to £109m

Strong operational performance driven by ARPU and best Q2 customer(5) net adds since merger

•                              Cable ARPU, up 4.9% to a record £45.88

•                              9,100 total new customers in traditionally the weakest quarter for growth, compared to 27,800 customer loss a year ago

•   Cable gross additions of 188,600, up 18.2%

•                              120,800 product net additions, up 26.2%; HD customers up 79.7% to 1.2m

•                              Churn remains flat at 1.3%; triple-play penetration increased to 62.4% and quad-play penetration increased to 11.3%, reflecting continued success with our bundling strategy

•                              Continued product differentiation, expansion of network and investment in growth channels resulted in strong revenue growth

Continued improvement of Company’s capital structure

•                              Target leverage ratio of approx 3.0x Net Debt(6) to OCF within two to three years

•                              Initial Capital Return programme of up to £700m

•    Up to £375m for stock buyback over next 12 months; Accelerated Stock Buyback programme of £125m as decisive first step

Neil Berkett, Chief Executive Officer of Virgin Media, said: “A growing base of customers, combined with increased ARPU and improvements in Business and Mobile revenues, drove strong revenue growth and a double digit year-on-year percentage increase in OCF for the third successive quarter.

This performance was driven by our ability to offer households and businesses an increasingly differentiated range of digital services. Going forward, we’ll continue to differentiate our propositions by proactively exploiting the advantages of our network and our mobile capability.

“Confidence in our long term ability to deliver strong free cash flow, along with the recent completion of our refinancing, enables us to announce today an initial Capital Return programme that complements our existing debt reduction schedule, without compromising our ability to make further strategic investments in the business.”

(1) Comparisons of financial and operating statistics are to the second quarter of 2009, unless otherwise stated.

(2) OCF is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges and the most directly comparable GAAP measure is operating income.  OCF is a non-GAAP financial measure. Please see Appendix F for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

(3) OCF including VMtv is OCF plus OCF attributable to our former Content segment which is now treated as Discontinued Operations following the announcement regarding its disposal on June 4, 2010 and the most directly comparable GAAP measure is operating income. OCF including VMtv is a non-GAAP financial measure. Please see Appendix F for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

(4) Free Cash Flow is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations, and the most directly comparable GAAP measure is net cash provided by operating activities. FCF is a non-GAAP financial measure. Please see Appendix F for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

(5) Cable and non-cable customers

(6) Net debt is long-term debt inclusive of current portion less cash and cash equivalents, and the most directly comparable GAAP measure is long-term debt (net of current portion).

Contacts

Investor Relations:

Richard Williams:	+44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk

Sam Horrocks:      +44 (0) 20 7299 5353 / sam.horrocks@virginmedia.co.uk

Media:

Tavistock

Matt Ridsdale:      +44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk

Lulu Bridges:	+44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Conference call details

There will be a presentation today for analysts and investors in London at 1pm UK time / 8am ET.  This will be accompanied by a live webcast and conference call which can be accessed live on the Company’s website, www.virginmedia.com/investors. For details of the presentation please contact Lulu Bridges, Tavistock Communications on +44 (0)20 7920 3150. Analysts and investors can dial in to the presentation by calling +1 718 354 1390 in the United States or +44 (0) 20 7806 1960 for international access, passcode “Virgin Media Inc.” for all participants. The teleconference replay will be available for one week beginning approximately two hours after the end of the call until Wednesday, August 4, 2010.  The dial-in replay number for the US is: +1 347 366 9565 and the international dial-in replay number is: +44 (0)20 7111 1244 passcode: 9807874#.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Please refer below to “Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995” for a more detailed discussion regarding these forward-looking statements.

Adjusted Financial Statements

The financial statements for prior periods have been adjusted to reflect the disposal of VMtv. The results of our Content segment are now treated as discontinued operations.

SUMMARY FINANCIAL RESULTS (unaudited)

	Q2 2010	Q1 2010	Q2 2009
	£m	£m	£m
		(Adjusted)	(Adjusted)
Revenue
Cable	656.4	640.0	616.8
Mobile	136.3	131.9	127.5
Non-cable	18.8	17.6	13.3
Consumer segment - Total	811.5	789.5	757.6
Business segment	152.7	139.9	142.5
Total Revenue	964.2	929.4	900.1

OCF (1)	369.7	349.6	327.5

Operating income	79.6	69.6	9.4

FCF (1)	108.9	45.9	79.3

Net cash provided by operating activities	250.5	202.2	226.3

CONSUMER OPERATIONS STATISTICS (‘000s)

	Q2 2010	Q1 2010	Q2 2009

Consumer products
Broadband
Cable	3,936.0	3,910.1	3,735.2
Non-cable	271.8	269.6	245.7
	4,207.8	4,179.7	3,980.9

Television
Digital TV	3,728.7	3,702.8	3,543.3
Analogue TV (2)	23.2	26.8	79.4
	3,751.9	3,729.6	3,622.7

Telephone
Cable	4,175.3	4,178.0	4,104.0
Non-cable	154.4	147.6	112.5
	4,329.7	4,325.6	4,216.5
Mobile (3)
Contract	1,097.2	1,030.9	784.6

Total Consumer products	13,386.6	13,265.8	12,604.7

Net Consumer product adds
Broadband
Cable	25.9	72.3	5.1
Non-cable	2.2	3.9	(1.3)
	28.1	76.2	3.8

Television
Digital TV	25.9	46.6	32.9
Analogue TV	(3.6)	(10.9)	(12.5)
	22.3	35.7	20.4

Telephone
Cable	(2.7)	31.4	(4.3)
Non-cable	6.8	7.8	3.5
	4.1	39.2	(0.8)
Mobile
Contract	66.3	81.2	72.3

Total Net Consumer product adds in period	120.8	232.3	95.7

Notes

(1) OCF and FCF are non-GAAP financial measures.  See Appendix F for a reconciliation of our non-GAAP financial measures to their nearest GAAP equivalents.

(2) In Q1-10, as part of our analogue switch off programme we identified 49,300 analogue customers as of December 31. 2009 that we did not expect to convert to digital products and services and do not receive any directly billable services from us.  We have removed these customers from our customer and ATV product numbers for all periods presented,

(3) The operating statistics relating to prepay mobile are included within Mobile Operations Statistics, as described elsewhere in this earnings release.  Mobile contract includes both mobile broadband and mobile service contracts.  Mobile contract net adds in Q2-10 included 9,300 customers who have been taking contract services since joining but had previously been recorded as prepay customers.  A corresponding reduction is included in prepay net adds in the quarter.

OVERVIEW

Delivering strong growth

During the quarter, strong revenue growth in all areas drove total revenue growth to a record 7.1%. Combined with increased margins, this resulted in OCF increasing by 12.9% to £370m; a third successive quarter of double-digit percentage OCF growth.

Operating income increased to £80m from £9m. Free cash flow increased by 37.3% to £109m. Net cash provided by operating activities was up 10.7% at £250.5m.

Driving customer and ARPU growth

We grew our total customer base by 9,100 in what is traditionally the seasonally weakest quarter. This growth consisted of 7,100 cable customers and 2,000 non-cable customers. This is the first time since the creation of Virgin Media over four years ago that we have produced positive customer growth in this weaker second quarter.

The growth improvement was driven by an 18.2% increase in gross cable additions. We believe this was the result of increased product differentiation, higher marketing spend, and investment in growth channels such as retail, where we opened 13 new stores in the quarter. Strong growth was also driven by the expansion of our unique fibre optic network as during the quarter, we passed 72,000 further homes. Churn remained flat at 1.3%.

We also grew cable ARPU by 4.9% to £45.88, which together with 1.8% customer growth drove 6.4% cable revenue growth.

Leading the next generation “broadband revolution”

Our total broadband base grew by 28,100 to 4.21m in the quarter. The quality and value of this base continued to increase as customers seek faster and more reliable speeds. Over 650,000 customers now subscribe to our market leading 20Mb or 50Mb cable broadband services. This figure is up 43% year-on-year and means these customers now represent 17% of our total cable broadband base. It also includes 74,000 50Mb customers which is up 28% compared to the previous quarter.

We will continue to innovate to maintain our lead in the broadband market. The latest data from Ofcom, the independent UK communications regulator, published July 27, 2010, shows our 10Mb and 20Mb services deliver more than twice the speeds of our competitors. Our 50Mb service is already the fastest widely available broadband in the UK and we are on track to launch a 100Mb cable service in the fourth quarter. In addition, we continue to trial 200Mb downstream and 20Mb upstream speeds on our cable platform.

Bringing “Digital Entertainment” into homes

We grew our digital TV base by 25,900 in the quarter to over 3.7m customers. These viewers continue to enjoy our market-leading video-on-demand (VOD) service with well over half of them using and watching VOD as part of their everyday lives.

We are also continuing to aggressively expand our High Definition (HD) offering. A year ago, we carried one HD channel, but this will increase to a total of 26 channels in the next few weeks. We have announced the August launch for Sky Sports 1 and 2 HD and ten Sky Movies HD channels and we expect to continue to increase the number of HD channels. As a result, our HD base is growing rapidly and we added a record 259,000 customers in the quarter to reach an installed base of 1.2m.

Through our agreements with BSkyB, we have also secured long-term carriage of the Sky Basic channels and the former VMtv channels, along with access to interactive red button sports coverage and the opportunity to deliver selected Sky standard definition programming over the internet.

We continue to work with TiVo to develop and launch a new converged TV and broadband interactive platform in the fourth quarter.

Growing Mobile and Business

We grew our Mobile and Business revenues, driven by growth in our mobile contract customer base, and growth in our data revenues, respectively.

Quad-play penetration also increased to 11.3%, as we successfully used our own sales channels to sell contract and prepay mobiles to existing and new customers.

Capital Return programme

Following our recent refinancing actions and on the basis of our strong cash flows, we intend to manage Virgin Media’s capital structure proactively in a manner which delivers appropriate returns to investors while aiming to ensure we retain suitable investment in the business to sustain our competitive advantage.

To that end, we are targeting a leverage ratio of Net Debt to OCF of approximately 3.0x over the next two to three years. We believe this target leverage ratio will allow for meaningful flexibility to reinvest in and expand our business, and will provide for appropriate strategic and financial flexibility, strong credit quality and access to the capital markets, while maximizing the total returns available to our stockholders through stock price appreciation.

We will seek to achieve this leverage ratio target by means of a combination of ongoing cash generation and our intended range of specific capital optimization actions, namely (i) an initial application of up to £700m, in part towards transactions relating to our equity and debt, including related derivative transactions; and (ii) scheduled debt amortization of £525m between 2011 and 2013.

As a core component of this programme, our Board of Directors has authorized the repurchase of up to £375m of our common stock over the next 12 months. We intend to implement this stock buyback programme through open market and/or privately negotiated transactions, which may include derivative transactions. We are maintaining our current dividend policy, which we will continue to review over time.

As a decisive first step towards the implementation of our planned repurchase of common stock, we plan to immediately initiate an Accelerated Stock Buyback programme to purchase £125m of our common stock. This programme, which we anticipate will reduce our shares outstanding from 332 million to approximately 322 million (depending on our stock price), will be made through a contract with Goldman, Sachs & Co. The number of shares to be acquired under the contract is subject to a final adjustment upon completion.

The remainder of the £700m target may be used in transactions relating to our debt and convertible debt, which may be effected through open market, privately negotiated, and/or derivative transactions.

The open market, privately negotiated and derivative transactions described above may be implemented by our brokers within certain pre-set parameters and purchases may continue during closed periods in accordance with applicable restrictions.  The stock so reacquired will be held in treasury or cancelled.  The derivative transactions could be used to offset the potential dilution on conversion of our convertible debt and, in the event of such transactions, the counterparties may hedge their liabilities through transactions in our common stock.

RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 2010

Note: Unless otherwise stated, all comparisons of financial and operating statistics are to the second quarter of 2009.

TOTAL REVENUE

Total revenue in the second quarter was up 7.1% to £964.2m. Revenue movements are discussed further below.

CONSUMER SEGMENT

Cable

Cable revenue in the second quarter was up 6.4% at £656.4m reflecting 4.9% growth in cable ARPU to £45.88 and 1.8% growth in the cable customer base.

Gross cable customer additions in the second quarter were up 18.2% to 188,600. Cable customer disconnections fell by 2.3% to 181,500. As a percentage, average monthly churn remained stable at 1.3%. As a result, the cable customer base increased to 4.77m, with net additions of 7,100 for the quarter which compares to a customer loss of 26,200 a year ago. Successful bundling and cross-sell was reflected in continued growth in triple-play, which reached a record 62.4% compared to 58.9% a year ago, and quad-play penetration of 11.3%.

Cable Broadband

Broadband net additions were 25,900 compared to just 5,100 in the same quarter last year. The focus on up-sell has significantly improved tier mix and the number of customers on our top two broadband tiers (20Mb and 50Mb) has increased by 43% to 650,600. At the end of the quarter, we had 74,000 50Mb customers, up by 28% compared to the previous quarter.

Television

Total TV net additions were 22,300 in the quarter compared to 20,400 in the same quarter last year. On a monthly basis, 58% of our TV customers use VOD. Average monthly VOD views were 68m, up 9%. During the quarter, we added a record 259,000 HD subscribers to reach an installed base of 1.2m. This represents 32% penetration of TV customers which leaves significant further up-sell opportunities.

Telephony

Cable telephony net disconnects for the quarter were 2,700, compared to 4,300 a year ago. The percentage of telephony subscribers to our unmetered tiers (or Talk plans) increased to 56% compared to 53% a year earlier.

Mobile

Mobile revenue in the quarter was £136.3m, up 6.9%, reflecting ARPU growth driven by the increased number of higher ARPU contract customers, but also reflecting particularly weak revenues in the second quarter of 2009. We have continued to concentrate on selling mobile services to our existing cable customer base and 694,500 of our cable customers now take at least one mobile phone service from us.

Contract net additions for the quarter were 66,300 as we continued to execute our strategy of using our own sales channels and cross-selling mobile contracts to our cable customers. At the quarter-end, we had 1,097,200 contract subscribers representing 36% of our total mobile subscribers, and growth of 40% in contract subscribers in the last twelve months.

The number of prepay net disconnections in the quarter was 52,700 compared to 106,500 in the same quarter last year. The loss of prepay subscribers reflects the highly competitive market and our strategy of focusing on contract due to the higher churn, low tariffs and lower overall lifetime value of prepay customers.

Non-cable

Non-cable revenue was up 41.4% at £18.8m due to the launch of wholesale line rental in August 2009 which allows us to offer a telephone line rental bundled with our broadband product. Customer net additions during the quarter were 2,000 compared to 1,600 net disconnects in the same quarter last year.

BUSINESS SEGMENT

Business revenue was £152.7m, up 7.2%, due to strong growth in data revenue. Retail data revenue was up 26.3% to £63.0m, reflecting our successful strategy of focusing on higher margin data revenue and increasing demand for our data products, but also reflecting particularly weak data revenues in the second quarter of 2009. Retail voice revenue was down 6.2% to £40.9m as a result of declining telephony usage and pricing.

Local Area Network (“LAN”) Solutions revenue and wholesale revenue were both relatively flat in the quarter at £9.7m and £39.1m, respectively.

UKTV JOINT VENTURE

Virgin Media owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of television channels based on the BBC’s programme library and other acquired programming which are carried on Virgin Media’s cable platform and also on satellite. Some channels are also available on Freeview.

Virgin Media accounts for its interest in UKTV under the equity method and recognized a share of UKTV’s net income of £7.1m in the quarter. UKTV’s financial results are not consolidated in Virgin Media’s revenue, operating income or OCF.

UKTV is funded by loans from Virgin Media, which were £116m at June 30, 2010. Virgin Media received £11.2m from UKTV in the form of loan capital repayments during the quarter. Virgin Media also received cash payments from UKTV in the quarter totaling £6.3m which consisted of dividends, interest payments and payments for consortium tax relief.

Virgin Media’s investment in UKTV is carried on the balance sheet at June 30, 2010 at £351m, which includes the outstanding loans of £116m.

OPERATING COSTS AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

Operating costs (exclusive of depreciation and amortization) were £394.1m in the quarter, up 3.6% compared to total revenue growth of 7.1%. Consequently, total gross margin percentage(1) in the quarter was 59.1% compared to 57.7% in the second quarter last year. This increase year-on-year was mainly due to higher Consumer gross margin percentage(2) as a result of our recent price increases. Along with this, we benefited from an improved revenue mix which increased our Business gross margin percentage(2).

SG&A was up 4.2% at £200.4m mainly due to a 31% increase in marketing costs and increased employee and outsourcing costs, partially offset by lower other costs. The increased marketing reflected our investment in driving customer growth. As a percentage of revenue, SG&A fell from 21.4% to 20.8%.

(1) Total gross margin percentage is defined as total revenue less total operating costs, divided by total revenue.

(2) Consumer or Business gross margin percentage is defined as consumer or business revenue less consumer or business cost of sales, divided by consumer or business revenue, respectively.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, GOODWILL AND INTANGIBLE ASSET IMPAIRMENTS AND RESTRUCTURING AND OTHER CHARGES (OCF)

OCF(3)was £369.7m in the quarter, up 12.9% mainly due to the growth in revenue and gross margin. As a result, OCF margin(3) (OCF as a percentage of revenue) increased to 38.3% from 36.4%.

(3) OCF and OCF margin are non-GAAP financial measures. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

OPERATING INCOME

Operating income was £79.6m, up from £9.4m, mainly due to increased revenue, lower restructuring and other charges and lower amortization. Operating income as a percentage of revenue was 8.3%.

Restructuring and other charges of £6.5m were incurred during the quarter compared to £23.6m in the same quarter last year.

Depreciation expense was up 5.6% at £246.5m primarily as a result of increases in depreciation in respect of new fixed assets, partially offset by fixed assets becoming fully depreciated. Amortization expense was £37.1m, down 39.3% mainly due to the cessation of amortization of certain intangible assets that became fully amortized in 2009.

NET LOSS FROM CONTINUING OPERATIONS

Net loss from continuing operations was £68.5m compared to £55.0m a year ago mainly due to higher interest expense, loss on extinguishment of debt and foreign currency losses, partially offset by higher operating income and reduced losses on derivative instruments.

DISPOSAL OF CONTENT SEGMENT

On June 4, 2010, we announced the disposal of VMtv to BSkyB. Consequently, the results of our Content segment are now treated as discontinued operations and all prior periods have been amended accordingly.

The disposal of VMtv completed on July 12, 2010, and BSkyB has paid us an initial £105 million.  Up to an additional £55 million will be paid on full UK regulatory clearance.

CAPITAL EXPENDITURE

Fixed asset additions (accrual basis)(4) were up 34.0% at £190.9m mainly due to increased demand for HD set top boxes.

The total purchase of fixed assets and intangible assets was down 1.3% at £146.0m mainly due to an increase in fixed assets acquired under capital leases, together with the timing of payments to fixed asset suppliers.

(4) Fixed asset additions (accrual basis) is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

FREE CASH FLOW

Free Cash Flow(5) was up 37.3% to £108.9m mainly due to increased OCF, partially offset by higher net interest expense. Net cash provided by operating activities was up 10.7% at £250.5m.

(5) Free Cash Flow is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

DEBT

As of June 30, 2010, long term debt, net of £196m current portion, was £5,857m. Total debt consisted of £1,675m outstanding under our Senior Credit Facility, £2,128m of Senior Notes, £1,522m of Senior Secured Notes, £552m of Convertible Senior Notes and £176m of capital leases and other indebtedness. Cash and cash equivalents were £415m.

Debt issuances and redemptions

On April 19, 2010, we entered into a new all sterling Senior Credit Facility for £1,675m plus a £250m Revolving Credit Facility and used the proceeds to repay outstanding amounts under the previous facility. The scheduled repayments under our new Senior Credit Facility are as follows: 2011 - £150m, 2012 - £175m, 2013 - £200m, 2014 - £200m, 2015 - £950m.

On May 12, 2010, we redeemed the outstanding balance of our Senior Notes due 2014, including accrued interest and related call premium, using cash on hand of £192m.

Interest costs

Interest expense in the second quarter was £117.6m, up 15.0% mainly due to higher interest rates on the Senior Notes and Senior Secured Notes issued in the last twelve months which were used to refinance lower cost bank debt.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include:

•                  the ability to compete with a range of other communications and content providers;

•                  the effect of technological changes on our businesses;

•                  the ability to maintain and upgrade our networks in a cost-effective and timely manner;

•                  possible losses of revenues or customers due to systems failures;

•                  the ability to control unauthorized access to our network;

•                  our reliance on third-party suppliers and contractors to provide necessary hardware, software or operational support;

•                  the continued right to use the Virgin name and logo;

•                  the ability to manage customer churn;

•                  general economic conditions;

•                  the ability to provide attractive programming at a reasonable cost;

•                  the ability to implement our restructuring plan successfully and realize the anticipated benefits;

•                  currency and interest rate fluctuations;

•                  the ability to fund debt service obligations and refinance our debt obligations;

•                  the ability to obtain additional financing in the future; and

•                  the ability to comply with restrictive covenants in our indebtedness agreements.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2009, or the 2009 Annual Report, as filed with the U.S. Securities and Exchange Commission, or SEC, on February 26, 2010. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements

Non-GAAP Financial Measures

We use non-GAAP financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. We evaluate operating performance and liquidity based on several non-GAAP financial measures, including (i) operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF), (ii) OCF including VMTV, (iii) Free Cash Flow (FCF), (iv) fixed asset additions (accrual basis), and (v) Net Debt, as we believe these are important measures of the operational strength of our business and our liquidity.

OCF and OCF including VMTV are most directly comparable to the GAAP financial measure operating income. FCF is most directly comparable to the GAAP financial measure net cash provided by operating activities. Fixed asset additions (accrual basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in our statements of cash flows.  Net Debt is most directly comparable to the GAAP financial measure long term debt (net of current portion). Since these non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income (loss), net cash provided by operating activities, purchase of fixed and intangible assets and long term debt (net of current portion), respectively.

Please see Appendix F for a discussion of our use of non-GAAP financial measures and reconciliations to their nearest GAAP equivalents.

Appendices:

A)	Financial Statements
• Condensed Consolidated Statement of Operations
• Condensed Consolidated Balance Sheets
• Condensed Consolidated Statement of Cash Flows
• Quarterly Condensed Consolidated Statement of Operations
• Additional Quarterly Condensed Consolidated Statement Cash Flow Information
B1)	Quarterly Segment Revenue and Contribution, OCF and Operating Income
B2)	Quarterly Costs and Expenses
C1)	Consumer Operations Statistics
C2)	Cable Operations Statistics
C3)	Non-Cable Operations Statistics
C4)	Mobile Operations Statistics
D)	Free Cash Flow Calculation (FCF)
E)	Fixed Asset Additions (Accruals Basis)
F)	Use of Non-GAAP Financial Measures and Reconciliations to GAAP

A) FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
		(Adjusted)		(Adjusted)

Revenue	£964.2	£900.1	£1,893.6	£1,803.2
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	394.1	380.3	770.9	774.5
Selling, general and administrative expenses	200.4	192.3	403.4	395.9
Restructuring and other charges	6.5	23.6	6.9	29.0
Depreciation	246.5	233.4	489.0	465.6
Amortization	37.1	61.1	74.2	122.3
	884.6	890.7	1,744.4	1,787.3
Operating income	79.6	9.4	149.2	15.9
Other income (expense)
Interest expense	(117.6)	(102.3)	(240.9)	(211.3)
Loss on extinguishment of debt	(37.1)	(7.3)	(70.0)	(7.3)
Share of income (loss) from equity investments	7.1	(0.4)	14.7	2.1
Loss on derivative instruments	(7.2)	(126.5)	(28.2)	(147.7)
Foreign currency (losses) gains	(10.1)	172.9	(77.5)	157.4
Interest income and other, net	2.8	2.0	3.9	5.3
Loss from continuing operations before income taxes	(82.5)	(52.2)	(248.8)	(185.6)
Income tax benefit (expense)	14.0	(2.8)	17.0	(12.4)
Loss from continuing operations	(68.5)	(55.0)	(231.8)	(198.0)
Discontinued operations
Income (loss) from discontinued operations, net of tax	8.6	5.7	11.5	(5.3)
Net loss	£(59.9)	£(49.3)	£(220.3)	£(203.3)

Basic and diluted loss from continuing operations per common share	£(0.21)	£(0.17)	£(0.70)	£(0.60)
Basic and diluted income (loss) from discontinued operations per common share	£0.03	£0.02	£0.03	£(0.02)
Basic and diluted net loss per common share	£(0.18)	£(0.15)	£(0.67)	£(0.62)
Dividends per share (in U.S. dollars)	$0.04	$0.04	$0.08	$0.08
Average number of shares outstanding	330.9	328.7	330.3	328.5

CONDENSED CONSOLIDATED BALANCE SHEETS

(in £ millions, except par value) (unaudited)

	June 30,	December 31,
	2010	2009
		(Adjusted)
Assets
Current assets
Cash and cash equivalents	£414.9	£430.5
Restricted cash	5.5	6.0
Accounts receivable - trade, less allowances for doubtful accounts of £10.0 (2010) and £9.0 (2009)	394.2	403.1
Inventory for resale	19.3	12.9
Derivative financial instruments	4.7	2.2
Prepaid expenses and other current assets	102.8	95.0
Current assets held for sale	181.0	152.8
Total current assets	1,122.4	1,102.5
Fixed assets, net	4,930.1	5,045.8
Goodwill and other indefinite-lived assets	2,017.5	2,017.8
Intangible assets, net	191.8	265.9
Equity investments	351.3	359.9
Derivative financial instruments	260.7	235.1
Deferred financing costs, net of accumulated amortization of £13.9 (2010) and £136.1 (2009)	108.3	112.2
Other assets	49.7	50.8
Total assets	£9,031.8	£9,190.0

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£316.4	£312.5
Accrued expenses and other current liabilities	367.8	404.4
Derivative financial instruments	—	17.8
Restructuring liabilities	48.6	57.3
VAT and employee taxes payable	81.1	67.0
Interest payable	105.6	126.6
Deferred revenue	302.1	282.8
Current portion of long term debt	196.2	41.2
Current liabilities held for sale	90.1	83.8
Total current liabilities	1,507.9	1,393.4
Long term debt, net of current portion	5,856.8	5,933.5
Derivative financial instruments	77.7	106.8
Deferred revenue and other long term liabilities	198.7	182.0
Deferred income taxes	84.1	83.0
Total liabilities	7,725.2	7,698.7

Commitments and contingent liabilities

Shareholders’ equity
Common stock - $0.01 par value; authorized 1,000.0 (2010 and 2009) shares; issued and outstanding 331.9 (2010) and 330.8 (2009)	1.8	1.8
Additional paid-in capital	4,505.2	4,483.2
Accumulated other comprehensive income	53.9	22.5
Accumulated deficit	(3,254.3)	(3,016.2)
Total shareholders’ equity	1,306.6	1,491.3
Total liabilities and shareholders’ equity	£9,031.8	£9,190.0

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Six months ended June 30,
	2010	2009
		(Adjusted)
Operating activities:
Net loss	£(220.3)	£(203.3)
(Income) loss from discontinued operations	(11.5)	5.3
Loss from continuing operations	(231.8)	(198.0)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	563.2	587.9
Non-cash interest	(13.1)	(36.5)
Non-cash compensation	15.2	5.9
Loss on extinguishment of debt	70.1	6.8
Income from equity accounted investments, net of dividends received	(6.1)	(1.5)
Unrealized losses on derivative instruments	106.2	155.0
Unrealized foreign currency losses (gains)	(44.5)	(177.4)
Income taxes	(10.2)	13.5
Amortization of original issue discount and deferred finance costs	10.5	18.0
Other	(0.4)	(1.7)
Changes in operating assets and liabilities, net of effect from business acquisitions and dispositions:	(6.4)	(0.1)
Net cash provided by operating activities	452.7	371.9

Investing activities:
Purchase of fixed and intangible assets	(327.5)	(292.1)
Principal repayments on loans to equity investments	12.5	0.7
Decrease in restricted cash	0.5	—
Disposal of sit-up, net	—	(17.5)
Other	1.0	0.8
Net cash used in investing activities	(313.5)	(308.1)

Financing activities:
New borrowings, net of financing fees	3,072.7	572.8
Proceeds from employee stock option exercises	6.8	0.2
Principal payments on long term debt, including redemption premiums, and capital leases	(3,210.3)	(625.9)
Dividends paid	(17.8)	(17.0)
Realized gain on derivatives	—	88.3
Other	—	(0.3)
Net cash (used in) provided by financing activities	(148.6)	18.1

Cash flow from discontinued operations:
Net cash used in operating activities	(10.4)	(15.1)
Net cash used in investing activities	—	(0.5)
Net cash used in discontinued operations	(10.4)	(15.6)

Effect of exchange rate changes on cash and cash equivalents	4.2	(1.9)
Decrease in cash and cash equivalents	(15.6)	64.4
Cash and cash equivalents, beginning of period	430.5	181.6
Cash and cash equivalents, end of period	£414.9	£246.0

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£248.1	£228.3

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
		(Adjusted)	(Adjusted)	(Adjusted)	(Adjusted)

Revenue	£964.2	£929.4	£941.3	£919.4	£900.1

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	394.1	376.8	379.6	374.6	380.3
Selling, general and administrative expenses	200.4	203.0	194.6	195.8	192.3
Restructuring and other charges	6.5	0.4	9.8	1.6	23.6
Depreciation	246.5	242.5	227.8	235.3	233.4
Amortization	37.1	37.1	59.8	61.0	61.1
Goodwill and intangible asset impairments	—	—	4.7	—	—
Total costs and expenses	884.6	859.8	876.3	868.3	890.7
Operating income	79.6	69.6	65.0	51.1	9.4
Other income (expense)
Interest expense	(117.6)	(123.3)	(123.8)	(120.0)	(102.3)
Loss on extinguishment of debt	(37.1)	(32.9)	(37.8)	(9.4)	(7.3)
Share of income (loss) from equity investments	7.1	7.6	6.9	5.1	(0.4)
(Loss) gains on derivative instruments	(7.2)	(21.0)	(10.4)	43.6	(126.5)
Foreign currency (losses) gains	(10.1)	(67.4)	11.4	(49.8)	172.9
Interest income and other, net	2.8	1.1	(0.4)	1.3	2.0
Loss from continuing operations before income taxes	(82.5)	(166.3)	(89.1)	(78.1)	(52.2)
Income tax benefit (expense)	14.0	3.0	0.1	14.8	(2.8)
Loss from continuing operations	(68.5)	(163.3)	(89.0)	(63.3)	(55.0)
Discontinued operations
Income (loss) from discontinued operations, net of tax	8.6	2.9	(5.4)	3.2	5.7
Net loss	£(59.9)	£(160.4)	£(94.4)	£(60.1)	£(49.3)

Basic and diluted loss from continuing operations per common share	£(0.21)	£(0.50)	£(0.27)	£(0.19)	£(0.17)
Basic and diluted loss from discontinued operations per common share	£0.03	£0.01	£(0.02)	£0.01	£0.02
Basic and diluted net loss per share	£(0.18)	£(0.49)	£(0.29)	£(0.18)	£(0.15)

Average number of shares outstanding	330.9	329.7	329.2	329.0	328.7

QUARTERLY CONDENSED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Three months ended,
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
		(Adjusted)	(Adjusted)	(Adjusted)	(Adjusted)
Operating activities
Net loss	£(59.9)	£(160.4)	£(94.4)	£(60.1)	£(49.3)
(Income) loss from discontinued operations	(8.6)	(2.9)	5.4	(3.2)	(5.7)
Loss from continuing operations	(68.5)	(163.3)	(89.0)	(63.3)	(55.0)

Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	283.7	279.5	287.6	296.3	294.5
Goodwill and intangible asset impairments	—	—	4.7	—	—
Non-cash interest	(18.7)	5.6	(26.0)	79.8	(9.7)
Non-cash compensation	7.9	7.3	7.4	6.1	1.2
Loss on extinguishment of debt	37.3	32.8	37.8	9.0	6.8
(Income) loss from equity accounted investments, net of dividends received	(2.0)	(4.1)	(6.9)	(4.0)	1.0
Unrealized foreign currency (gains) losses	(78.7)	34.2	(28.1)	46.7	(193.8)
Unrealized losses (gains) on derivative instruments	59.7	46.5	19.4	(41.1)	131.8
Income taxes	(9.6)	(0.6)	2.4	(13.1)	3.6
Amortization of original issue discount and deferred financing costs	5.2	5.3	8.2	7.8	8.9
Other	(0.8)	0.4	2.2	0.7	(0.4)
Changes in operating assets and liabilities	35.0	(41.4)	20.1	(43.1)	37.4
Net cash provided by operating activities	250.5	202.2	239.8	281.8	226.3

Investing activities
Purchase of fixed and intangible assets	(146.0)	(181.5)	(155.5)	(120.4)	(147.9)
Principal repayments (drawdowns) on loans to equity investments	11.3	1.2	3.6	8.2	(0.5)
Disposal of sit-up, net	—	—	—	—	(17.5)
Decrease in restricted cash	0.5	—	—	—	—
Other	—	1.0	1.3	(0.4)	(0.7)
Net cash used in investing activities	(134.2)	(179.3)	(150.6)	(112.6)	(166.6)

Financing activities
New borrowings, net of financing fees	1,624.9	1,447.8	681.4	356.0	572.8
Proceeds from employee stock option exercises	1.2	5.6	1.8	0.8	0.2
Principal payments on long term debt, including redemption premiums, and capital leases	(1,745.4)	(1,464.9)	(702.3)	(409.2)	(613.5)
Dividends paid	(9.0)	(8.8)	(8.2)	(8.1)	(8.0)
Realized gain on derivatives	—	—	—	—	88.3
Other	—	—	—	—	(0.3)
Net cash (used in) provided by financing activities	(128.3)	(20.3)	(27.3)	(60.5)	39.5

Cash flow from discontinued operations
Net cash (used in) provided by operating activities	4.6	(15.0)	17.7	(3.4)	9.2
Net cash used in investing activities	—	—	(0.3)	(0.2)	(0.3)
Net cash provided by (used in) discontinued operations	4.6	(15.0)	17.4	(3.6)	8.9

Effect of exchange rate changes on cash and cash equivalents	1.6	2.6	(0.4)	0.5	(1.7)
(Decrease) increase in cash and cash equivalents	(5.8)	(9.8)	78.9	105.6	106.4
Cash and cash equivalents at beginning of period	420.7	430.5	351.6	246.0	139.6
Cash and cash equivalents at end of period	£414.9	£420.7	£430.5	£351.6	£246.0

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£139.1	£109.0	£151.0	£24.9	£96.7

B1) QUARTERLY SEGMENT REVENUE AND CONTRIBUTION, TOTAL OCF AND OPERATING INCOME

(in £ millions) (unaudited)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
		(Adjusted)	(Adjusted)	(Adjusted)	(Adjusted)
Revenue
Consumer segment
Cable	656.4	640.0	640.1	627.6	616.8
Mobile	136.3	131.9	139.0	134.1	127.5
Non-cable	18.8	17.6	17.0	14.4	13.3
Total	811.5	789.5	796.1	776.1	757.6
Business segment
Business	152.7	139.9	145.2	143.3	142.5

Total revenue	964.2	929.4	941.3	919.4	900.1

Segment contribution
Consumer segment	489.4	480.5	483.3	466.4	454.0
Business segment	87.6	76.1	87.1	86.3	83.7
Total segment contribution	577.0	556.6	570.4	552.7	537.7
Other operating and corporate costs	207.3	207.0	203.3	203.7	210.2
OCF (Total) (1)	369.7	349.6	367.1	349.0	327.5
Depreciation	246.5	242.5	227.8	235.3	233.4
Amortization	37.1	37.1	59.8	61.0	61.1
Goodwill and intangible asset impairments	—	—	4.7	—	—
Restructuring and other charges	6.5	0.4	9.8	1.6	23.6
Consolidated operating income	79.6	69.6	65.0	51.1	9.4

(1)   OCF (Total) is a non-GAAP financial measure.  See Appendix F for a discussion of the use of OCF (Total) as a non-GAAP financial measure and the reconciliation of OCF (Total) to GAAP operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

B2) QUARTERLY COSTS AND EXPENSES

(in £ millions) (unaudited)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
		(Adjusted)	(Adjusted)	(Adjusted)	(Adjusted)
Costs and expenses
Operating costs
Consumer cost of sales	248.5	233.2	247.5	238.5	236.8
Business cost of sales	47.8	44.9	42.0	40.6	46.4
Network and other operating costs (1)	97.8	98.7	90.1	95.5	97.1
Total operating costs	394.1	376.8	379.6	374.6	380.3

Selling, general and administrative expenses
Employee and outsourcing costs (2)	119.5	116.5	117.9	111.1	107.0
Marketing costs (3)	39.7	38.7	31.5	33.9	30.3
Facilities (4)	15.9	17.0	18.5	16.3	17.0
Other (5)	25.3	30.8	26.7	34.5	38.0
Total selling, general and administrative expenses	200.4	203.0	194.6	195.8	192.3

(1)   Network and other operating costs includes costs associated with the provision of the network and operating platforms including associated employee, outsourcing and facilities costs and certain other operating expenses.

(2)   Employee and outsourcing costs includes remuneration and benefits, temporary and contract staff, training and stock-based compensation costs together with costs of all major outsourced business activities.

(3)   Marketing costs includes advertising, brand costs, agency fees, support and research, public relations and internal communications costs.

(4)   Facilities costs include building costs, service costs, repairs and maintenance and utilities costs.

(5)   Other costs include billing, collections and bad debt, IT, legal and professional, license, insurance, and other indirect costs.

C1) CONSUMER OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
Consumer products (1)
Opening products (2)	13,265.8	13,033.5	12,804.6	12,604.7	12,509.0
Net product adds	120.8	232.3	228.9	199.9	95.7
Closing Consumer products (1) & (2)	13,386.6	13,265.8	13,033.5	12,804.6	12,604.7

Consumer products (1)
Telephone
Cable	4,175.3	4,178.0	4,146.6	4,120.0	4,104.0
Non-cable	154.4	147.6	139.8	124.9	112.5
	4,329.7	4,325.6	4,286.4	4,244.9	4,216.5

Television (2)	3,751.9	3,729.6	3,693.9	3,659.7	3,622.7
Digital TV	3,728.7	3,702.8	3,656.2	3,599.3	3,543.3
Analogue TV (2)	23.2	26.8	37.7	60.4	79.4

Broadband
Cable	3,936.0	3,910.1	3,837.8	3,774.2	3,735.2
Non-cable	271.8	269.6	265.7	253.2	245.7
	4,207.8	4,179.7	4,103.5	4,027.4	3,980.9
Mobile (1)
Contract	1,097.2	1,030.9	949.7	872.6	784.6

Total Consumer products (1) & (2)	13,386.6	13,265.8	13,033.5	12,804.6	12,604.7

Net Consumer product adds (1)
Telephone
Cable	(2.7)	31.4	26.6	16.0	(4.3)
Non-cable	6.8	7.8	14.9	12.4	3.5
	4.1	39.2	41.5	28.4	(0.8)

Television	22.3	35.7	34.2	37.0	20.4
Digital TV	25.9	46.6	56.9	56.0	32.9
Analogue TV	(3.6)	(10.9)	(22.7)	(19.0)	(12.5)

Broadband
Cable	25.9	72.3	63.6	39.0	5.1
Non-cable	2.2	3.9	12.5	7.5	(1.3)
	28.1	76.2	76.1	46.5	3.8
Mobile (1)
Contract	66.3	81.2	77.1	88.0	72.3

Net Consumer product adds in period (1)	120.8	232.3	228.9	199.9	95.7

(1)   The operating statistics relating to prepay mobile are included within Mobile Operations Statistics, as described elsewhere in this earnings release. Mobile contract includes both mobile broadband and mobile service contracts. Mobile contract net adds in Q2-10 included 9,300 customers who have been taking contract services since joining but had previously been recorded as prepay customers. A corresponding reduction is included in prepay net adds in the quarter.

(2)   As part of our analogue switch off programme during Q1-10 we identified 49,300 analogue customers as of December 31, 2009 that we do not expect to convert to digital products and services and do not receive any directly billable services from us. We have removed these customers from our customer and ATV product numbers for all periods presented.

C2) CABLE OPERATIONS STATISTICS (excluding Non-cable and Mobile Operations)

(data in 000’s except percentages, products/Customer and ARPU)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
Customers
Opening Customers (1)	4,761.8	4,723.5	4,694.9	4,686.8	4,713.0
Gross customer adds	188.6	193.1	198.6	213.8	159.5
Total customer disconnections	(181.5)	(154.8)	(170.0)	(205.7)	(185.7)
Net customer adds	7.1	38.3	28.6	8.1	(26.2)
Closing Customers (1)	4,768.9	4,761.8	4,723.5	4,694.9	4,686.8

Monthly Cable customer churn %(1)	1.3%	1.1%	1.2%	1.5%	1.3%

Products
Opening products (1)	11,817.7	11,678.3	11,553.9	11,461.9	11,440.7
Net product adds	45.5	139.4	124.4	92.0	21.2
Closing products (1)	11,863.2	11,817.7	11,678.3	11,553.9	11,461.9

Net product adds
Telephone	(2.7)	31.4	26.6	16.0	(4.3)
Television	22.3	35.7	34.2	37.0	20.4
DTV	25.9	46.6	56.9	56.0	32.9
ATV	(3.6)	(10.9)	(22.7)	(19.0)	(12.5)
Broadband	25.9	72.3	63.6	39.0	5.1
Total Net product adds	45.5	139.4	124.4	92.0	21.2

Products
Telephone	4,175.3	4,178.0	4,146.6	4,120.0	4,104.0
Television (1)	3,751.9	3,729.6	3,693.9	3,659.7	3,622.7
DTV	3,728.7	3,702.8	3,656.2	3,599.3	3,543.3
ATV (1)	23.2	26.8	37.7	60.4	79.4
Broadband	3,936.0	3,910.1	3,837.8	3,774.2	3,735.2
Total products (1)	11,863.2	11,817.7	11,678.3	11,553.9	11,461.9

Products / Customer (1)	2.49	2.48	2.47	2.46	2.45

Bundled Customers
Dual products	1,140.1	1,158.9	1,182.5	1,215.8	1,252.4
Triple products	2,977.1	2,948.6	2,886.2	2,821.6	2,761.3
Percentage of dual or triple products (1)	86.3%	86.3%	86.1%	86.0%	85.6%
Percentage of triple products (1)	62.4%	61.9%	61.1%	60.1%	58.9%

Cable ARPU (1) & (2)	£45.88	£45.01	£45.28	£44.71	£43.72
ARPU calculation:
Cable revenue (millions)	£656.4	£640.0	£640.1	£627.6	£616.8
Average customers (1)	4,768.8	4,739.5	4,712.6	4,679.0	4,702.3

(1)   As part of our analogue switch off programme during Q1-10 we identified 49,300 analogue customers as of December 31, 2009 that we do not expect to convert to digital products and services and do not receive any directly billable services from us. We have removed these customers from our customer and ATV product numbers for all periods presented.

(2)   As Cable monthly ARPU is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three.

C3) NON-CABLE OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
Customers
Opening Customers	270.6	267.2	255.2	245.5	247.1
Net customer adds	2.0	3.4	12.0	9.7	(1.6)
Closing Customers	272.6	270.6	267.2	255.2	245.5

Products
Opening products
Telephone	147.6	139.8	124.9	112.5	109.0
Broadband	269.6	265.7	253.2	245.7	247.0
	417.2	405.5	378.1	358.2	356.0

Net product adds
Telephone	6.8	7.8	14.9	12.4	3.5
Broadband	2.2	3.9	12.5	7.5	(1.3)
	9.0	11.7	27.4	19.9	2.2

Closing products
Telephone	154.4	147.6	139.8	124.9	112.5
Broadband	271.8	269.6	265.7	253.2	245.7
	426.2	417.2	405.5	378.1	358.2

C4) MOBILE OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
Contract Customers(1)
Opening Contract Customers	1,030.9	949.7	872.6	784.6	712.3
Net contract customer adds (3)	66.3	81.2	77.1	88.0	72.3
Closing Contract Customers(1)	1,097.2	1,030.9	949.7	872.6	784.6

Prepay Customers(2)
Opening Prepay Customers	2,028.9	2,225.0	2,323.3	2,449.5	2,556.0
Net prepay customer adds (3)	(52.7)	(196.1)	(98.3)	(126.2)	(106.5)
Closing Prepay Customers	1,976.2	2,028.9	2,225.0	2,323.3	2,449.5

Total Closing Customers(2)	3,073.4	3,059.8	3,174.7	3,195.9	3,234.1

Mobile ARPU (4)	£14.36	£13.70	£14.00	£13.41	£12.43
ARPU calculation:
Service revenue (millions)	£131.9	£127.7	£132.9	£129.3	£121.2
Average customers	3,061.8	3,106.3	3,164.4	3,213.6	3,251.4

(1)   Contract customers represents the number of contracts relating to either a mobile service or a mobile broadband contract.

(2)   Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 30 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(3)   Contract net adds in the quarter includes 9,300 customers who have been taking contract services since joining but had previously been recorded as prepay customers. A corresponding reduction is included in prepay net adds in the quarter.

(4)   Mobile ARPU is calculated on a quarterly basis by dividing service revenue (contract and prepay) for the period by the average number of active customers (contract and prepay) for the period, divided by three.

D)  FREE CASH FLOW CALCULATION

(in £ millions) (unaudited)

FCF is defined as OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. See Appendix F for a discussion of the use of FCF as a non-GAAP financial measure and the reconciliation of FCF to GAAP net cash provided by operating activities.

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	369.7	349.6	367.1	349.0	327.5
Purchase of fixed and intangible assets	(146.0)	(181.5)	(155.5)	(120.4)	(147.9)
Interest expense (net)	(114.8)	(122.2)	(124.2)	(118.7)	(100.3)

Free Cash Flow (FCF)	108.9	45.9	87.4	109.9	79.3

E)  FIXED ASSET ADDITIONS (ACCRUAL BASIS)

(in £ millions) (unaudited)

Virgin Media is not a member of NCTA and is providing this information solely for comparative purposes. Certain comparative NCTA Fixed Asset Additions have been adjusted to conform with the current quarter’s presentation. NCTA Fixed Asset Additions have been revised to include the net impact of cable inventory additions previously reflected as Non NCTA Fixed Asset Additions in the appropriate NCTA category. Fixed Asset Additions (Accrual Basis) are from continuing operations. See Appendix F for a discussion of the use of Fixed Asset Additions (Accrual Basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets.

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
			(revised)	(revised)	(revised)
NCTA Fixed Asset Additions
CPE	72.5	61.9	65.4	53.6	39.4
Scaleable infrastructure	52.0	44.1	57.4	38.0	50.9
Commercial	22.5	22.0	19.9	19.2	14.2
Line extensions	6.5	5.0	5.6	2.5	1.0
Upgrade/rebuild	7.5	8.0	10.0	14.2	11.5
Support capital	29.2	31.2	42.1	23.1	25.1
Total NCTA Fixed Asset Additions	190.2	172.2	200.4	150.6	142.1
Non NCTA Fixed Asset Additions	0.7	0.5	0.9	0.3	0.4
Total Fixed Asset Additions (Accrual Basis)	190.9	172.7	201.3	150.9	142.5

Fixed assets acquired under capital leases	(24.7)	(7.4)	(8.7)	(13.5)	(11.9)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	(20.2)	16.2	(37.1)	(17.0)	17.3

Total Purchase of Fixed and Intangible Assets	146.0	181.5	155.5	120.4	147.9

Comprising:
Purchase of Fixed Assets	146.0	181.5	155.6	120.4	147.8
Purchase of Intangible Assets	—	—	(0.1)	—	0.1
	146.0	181.5	155.5	120.4	147.9

F)  USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

Virgin Media uses certain financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. These measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined as follows:

•                  OCF or OCF (Total) is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

•                  OCF including VMTV is operating income before depreciation, amortization, goodwill and intangible asset impairment and restructuring and other charges as well as revenue, operating costs and selling and general administrative expenses related to our former Content segment that were reclassified to discontinued operations during the period.

•                  Free Cash Flow (FCF) is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. Our definition of FCF excludes the impact of working capital fluctuations and restructuring costs.

•                  Fixed Asset Additions (Accrual Basis) is the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets.

Our management considers OCF and OCF including VMTV as important indicators of our operational strength and performance during the relevant periods. These measures exclude the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from these measures as management believes they are not characteristic of our underlying business operations.  We believe that OCF including VMTV is useful to investors as a basis for comparing our performance as publicly disclosed during prior periods. Our management considers FCF as a helpful measure in assessing our liquidity and prospects for the future. We believe FCF is useful to investors as a basis for comparing our performance and coverage ratios with other companies in our industry. In particular, we also believe that FCF reflects an additional way of viewing aspects of our operations that provide a more complete understanding of factors and trends affecting our business. Our management considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations.

Some of the significant limitations associated with the use of OCF and OCF including VMTV as compared to operating income are that these measures do not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various contractual obligations which are not deducted to arrive at FCF. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed and intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities, including finance leases, related to purchase of fixed assets and purchase of intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities, including the use of finance leases, are more related to the cash management treasury function than to our management of fixed asset purchases for long term operational performance and liquidity. We compensate for the limitation by separately measuring and forecasting working capital.

OCF and OCF including VMTV are most directly comparable to the GAAP financial measure operating income. FCF is most directly comparable to the GAAP financial measure net cash provided by operating activities. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in our statements of cash flows. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income, net cash provided by operating activities and purchase of fixed and intangible assets, respectively. Because non-GAAP financial measures are not standardized, it may not be possible to compare our OCF, FCF or Fixed Asset Additions (Accrual Basis) with other companies’ non-GAAP financial measures that have the same or similar names.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-

GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

The following tables present the reconciliations of each of our non-GAAP financial measures to their nearest measure of financial performance in accordance with GAAP.

Reconciliation of operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) to GAAP operating income

(in £ millions) (unaudited):

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	369.7	349.6	367.1	349.0	327.5

Reconciling items
Depreciation and amortization	(283.6)	(279.6)	(287.6)	(296.3)	(294.5)
Goodwill and intangible asset impairments	—	—	(4.7)	—	—
Restructuring and other charges	(6.5)	(0.4)	(9.8)	(1.6)	(23.6)
Operating income	79.6	69.6	65.0	51.1	9.4

Reconciliation of OCF including VMTV to GAAP operating income

(in £ millions) (unaudited):

Three months ended
June 30,
2010

OCF including VMTV	382.0

Reconciling items
Included within Discontinued Operations:
Revenue	(48.0)
Operating costs	31.6
Selling, general and administrative expense	4.1
Depreciation and amortization	(283.6)
Goodwill and intangible asset impairments	—
Restructuring and other charges	(6.5)
Operating income	79.6

Reconciliation of Free Cash Flow (FCF) to GAAP net cash provided by operating activities

(in £ millions) (unaudited)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009

Free Cash Flow (FCF)	108.9	45.9	87.4	109.9	79.3

Reconciling items (see Note below):
Purchase of fixed and intangible assets	146.0	181.5	155.5	120.4	147.9
Changes in operating assets and liabilities	35.0	(41.4)	20.1	(43.1)	37.4
Non-cash compensation	7.9	7.3	7.4	6.1	1.2
Non-cash interest	(13.5)	10.9	(17.8)	87.6	(0.8)
Share of net income of affiliates	5.1	3.5	—	1.1	0.6
Realized foreign exchange (losses)/gains	(88.8)	(33.2)	(16.7)	(3.1)	(20.9)
Realized gains/(losses) on derivatives	52.5	25.5	9.0	2.5	5.3
Restructuring and other charges	(6.5)	(0.4)	(9.8)	(1.6)	(23.6)
Income taxes	4.4	2.4	2.5	1.7	0.8
Other	(0.5)	0.2	2.2	0.3	(0.9)

Net cash provided by operating activities	250.5	202.2	239.8	281.8	226.3

Reconciliation of Fixed Asset Additions (Accruals Basis) to GAAP purchase of fixed and intangible assets

(in £ millions) (unaudited)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009

Fixed Asset Additions (Accrual Basis)	190.9	172.7	201.3	150.9	142.5

Fixed assets acquired under capital leases	(24.7)	(7.4)	(8.7)	(13.5)	(11.9)
Changes in liabilities related to fixed asset additions	(20.2)	16.2	(37.1)	(17.0)	17.3
Total Purchase of Fixed and Intangible Assets	146.0	181.5	155.5	120.4	147.9
Comprising:
Purchase of fixed assets	146.0	181.5	155.6	120.4	147.8
Purchase of intangible assets	—	—	(0.1)	—	0.1
	146.0	181.5	155.5	120.4	147.9